Exhibit 99.1

iStar Inc.

Supplemental Financial Presentation

The supplemental financial presentation below presents:

●	iStar Inc.’s (references to the "Company," "we," "us" or "our" refer to iStar Inc.) Ground Lease-related and Non-Core assets, on a pro forma basis, after giving effect to the Net Lease Sale, using GAAP carrying values as of December 31, 2021;
●	our liabilities and equity, on a pro forma basis, after giving effect to the Net Lease Sale, using GAAP amounts as of December 31, 2021; and
●	adjustments to our GAAP common equity for the Company's estimated future distribution obligation to holders of interests in its incentive performance program, or "iPIP," less amounts that have previously been accrued in the Company's financial statements, assuming for purposes of this estimate that (i) the Safehold Inc. (“SAFE”) common stock held by the Company has a market value of $56.77 per share (the closing price on the NYSE on March 22, 2022) and (ii) the Company's other assets perform in accordance with the Company's current underwriting expectations for such assets.

The supplemental financial presentation also includes a sensitivity analysis showing changes in the estimated iPIP amounts and common equity that would result solely from changes in the assumed stock price of SAFE.

The presentation below includes non-GAAP financial measures. It should be read in conjunction with the pro forma balance sheet and other pro forma financial information filed by the Company as Exhibit 99.2 (the "Pro Formas") to this Current Report on Form 8-K reporting the closing of the Net Lease Sale, as well as the Company's audited financial statements and other information included in the Company's Annual Report on Form 10-K for the year ended December 31, 2021. The supplemental presentation below is not intended to replace the Pro Formas or audited financial statements. It is intended to be supplemental information to provide investors in the Company's securities with additional information about the Company's financial position.

Readers are cautioned that the iPIP estimates presented below are based on material assumptions regarding the price of SAFE common stock and the performance of the Company's other assets. Under the iPIP program, participants who hold vested interests are entitled to receive 20% of the disposition (or deemed disposition) proceeds of Company assets, if the Company has received a specified minimum return and only if the Company has achieved a minimum total stockholder return. If the Company's shares of SAFE common stock are the last material asset in an iPIP pool, the Company may elect not to sell the shares and in lieu thereof to distribute a portion of the shares to iPIP participants having a value based on the cash proceeds that would have been received by the Company from an actual sale of the SAFE shares, provided that the relevant performance and total stockholder return hurdles are satisfied.

There can be no assurance that the actual market prices of SAFE common stock or other Company assets in the future will align with the assumptions used to prepare the supplemental presentation. The sensitivity analysis is intended to give readers a sense of how the potential iPIP distributions may change as the market price of SAFE common stock changes because the shares of SAFE common stock owned by iStar are the largest asset in the iPIP plans. It is not intended to be a prediction of what the actual iPIP distributions may be. There are factors in addition to the market price of SAFE common stock that will affect the potential iPIP distributions that are not taken into account in the sensitivity analysis, including, without limitation, changes in the market price of iStar common stock and the performance of the other assets in the iPIP plans. For additional information about the iPIP program, please read the company's definitive Proxy Statement for its 2021 annual meeting filed with the SEC on April 2, 2021, and the definitive Proxy Statement for the 2022 annual meeting expected to be filed with the SEC on or about April 1, 2022.

The Company’s supplemental financial presentation, assuming the Company’s Net Lease Sale occurred on December 31, 2021, is as follows ($ in thousands):

	As of December 31, 2021
ASSETS	Carrying Value	Change	As Adjusted

Cash	$339,601	$1,252,946	$1,592,547

Ground lease ecosystem
SAFE stock (36.6m shares)	1,168,532	—	1,168,532
Leasehold loans	48,862	—	48,862
Ground lease plus	104,060	—	104,060
Total ground lease ecosystem	1,321,454	—	1,321,454

Non-core assets
Real estate finance (loans)	332,844	—	332,844
Legacy and strategic	441,518	—	441,518
Real estate and other assets available and held for sale	2,299,711	(2,299,711)	—
Total non-core assets	3,074,073	(2,299,711)	774,362

Other balance sheet assets	105,406	(51,263)	54,143

Total assets	$4,840,534	$(1,098,028)	$3,742,506

LIABILITIES AND EQUITY
Liabilities:
iPIP liability (accrued)	$118,743	$(39,000)	$79,743
Accounts payable, accrued expenses and other liabilities	117,989	—	117,989
Debt obligations, net	2,572,174	(490,278)	2,081,896
Liabilities associated with real estate held for sale	968,422	(968,419)	3
Total liabilities	3,777,328	(1,497,697)	2,279,631

Total equity	1,063,206	399,669	1,462,875

Total liabilities and equity	$4,840,534	$(1,098,028)	$3,742,506

Total equity	$1,063,206	$399,669	$1,462,875
Less: Noncontrolling Interest	(201,931)	201,350	(581)
Less: Noncontrolling Interest - iPIP	(9,980)	—	(9,980)
Less: Preferred stock liquidation preference	(305,000)	—	(305,000)
Total common equity	546,295	601,019	1,147,314
Add: SAFE mark-to-market adjustment(1)	908,796	—	908,796
Less: Incremental iPIP amount (current estimate)(2)	(174,528)	—	(174,528)
Total common equity (as adjusted)	1,280,563	601,019	1,881,582
Shares outstanding	78,074	423	78,497
Total common equity (as adjusted) / shares outstanding	$16.40		$23.97

(1)	SAFE mark-to-market adjustment represents the market value of SAFE common shares owned by the Company, using a price per share of $56.77, less the Company’s carrying value of its investment in SAFE.
(2)	Represents current estimate of the distribution obligation associated with all existing iPIP plans as of December 31, 2021, less amounts that have previously been accrued on the Company's balance sheet. This estimated amount is based on assumptions and estimates of asset cash flows (e.g. sales, repayments, fundings, interest, rent and other cash flow activity), relative TSR performance, corporate leverage, investment general loss assumptions and changes to participant interests based on issuances or forfeitures. These assumptions and estimates are reviewed and updated quarterly, and there can be no assurance that future estimates and assumptions will not change materially from those reflected in this presentation. The calculation above assumes the Company monetizes its shares of SAFE common stock at a price of $56.77 per share.

The following table presents the marginal impact to the estimated incremental iPIP amount and common equity (as adjusted) if the price of SAFE’s common stock were to increase or decrease by $10.00 per share ($ in thousands, except per share amounts):

Change in price of SAFE common stock	+$10	-$10

Change in incremental iPIP amount	$ 61,214	($ 61,214)
Change in SAFE mark-to-market adjustment	365,920	(365,920)
Change in total common equity (as adjusted)	304,706	(304,706)